Exhibit 1.01

Edwards Lifesciences Corporation
Conflict Minerals Report
For the Year Ended December 31, 2017

OVERVIEW
Edwards Lifesciences Corporation (“Edwards,” and also referred to as “we,” “us,” or “our”) is the global leader in patient-focused medical innovations for structural heart disease and critical care monitoring. This conflict minerals report (this “Report”) relates to the process undertaken for Edwards’ products that were manufactured, or contracted to be manufactured, during 2017 and that contain 3TG. For purposes of this Report, “3TG” is defined as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten.
Driven by a passion to help patients, we partner with the world’s leading clinicians and researchers and invest in research and development to transform care for those impacted by structural heart disease or require hemodynamic monitoring during surgery and in intensive care.  A pioneer in the development of heart valve therapies, we are the world’s leading manufacturer of heart valve systems and repair products used to replace or repair a patient’s diseased or defective heart valve. Our innovative work in heart valves encompasses both surgical and transcatheter therapies for heart valve replacement and repair. We are also a global leader in hemodynamic monitoring systems used to measure a patient’s cardiovascular function in the hospital setting.
Our products and technologies are categorized into three mains areas: Transcatheter Heart Valve Therapy, Surgical Heart Valve Therapy, and Critical Care. Our in-scope products under the Conflict Minerals Rule for 2017 consist solely of the critical care monitors sold by our Critical Care business.
MANAGEMENT SYSTEMS
Edwards seeks to reduce environmental and human health impacts from our use of materials in products, including in connection with the sourcing of 3TG. Our goal is to ensure that all of our products are free of 3TG that supports conflict and we continue to work toward our goal of ensuring that 100 percent of our products are conflict free.
Edwards has established management systems in accordance with Step 1 of the Organisation for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (the “OECD Due Diligence Guidance”).
These systems include the following:

A.	Edwards has adopted, and communicated to suppliers and the public, a policy for the supply chain of minerals originating from conflict-affected and high-risk areas.

Exhibit 1.01

•	As part of our smelter RCOI (as defined below), we provided a copy of our Conflict Minerals Policy to our suppliers that provide us with components containing 3TG.

•
This policy is publicly available on our website at www.edwards.com under “About Us - Corporate Responsibility - Responsible Supply Chain” or directly at http://ir.edwards.com/corporate-governance-document.cfm?documentid=14136. Information on our website is not part of this Report and is not incorporated by reference herein.

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We expect our suppliers to source responsibly from the Democratic Republic of the Congo and its surrounding region (the “covered countries”), and whenever possible from sources that are listed as “conformant.”

B.	Edwards has structured internal management to support supply chain due diligence.

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We have dedicated personnel and funds supporting the operation and monitoring of our 3TG compliance program. Day-to-day operation and oversight of the program rests with our Global Supply Chain group. In addition, Edwards maintains a cross-functional team, under the auspices of its Corporate Sustainability Council, which includes senior personnel from different functional areas of our Company, including Corporate Responsibility, Corporate Strategy, Global Quality, Operations, Supply Chain, and Environmental Health & Safety, to support supply chain due diligence and implementation and monitoring of our compliance program. Executive leadership of our 3TG compliance program rests with our Vice President of Global Supply Chain, a member of our senior management team, and our supply chain findings are reported to the Audit Committee of our Board of Directors.

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We use an external consulting firm to assist with supplier outreach, data validation and smelter analysis. Some of the activities discussed in this report were performed on our behalf by the consulting firm. We also use specialist outside counsel to advice on selected aspects of our program.

C.
We have established a system of transparency, information collection and control over the supply chain, including the RCOI and the due diligence procedures described below. We use the industry-standard Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (the “RMI,” formerly known as the Conflict-Free Sourcing Initiative) to identify smelters and refiners in our supply chain. The CMRT requires suppliers to provide information concerning the usage and source of 3TG in their components, parts and products, as well as information concerning their related compliance efforts. We have procedures to maintain business records relating to 3TG due diligence, including records of due diligence processes, fining and resulting decisions, on a computerized database for at least five years.

D.	We periodically provide training to relevant employees on our policies and procedures relating to the sourcing of 3TG.

Exhibit 1.01

E.	We have strengthened our engagement with suppliers, by:

•	Directly engaging suppliers during the RCOI process,

•	Reviewing supplier responses as part of the RCOI process,

•	Incorporating standards of conflict minerals compliance into new supplier quality and manufacturing agreements, and

•
Engaging in additional outreach to suppliers that identify high-risk smelters and refiners in their CMRTs, requesting them to provide product level 3TG information (i.e., information specific to the 3TG contained in our in-scope prodcuts); this is intended to improve the quality of supplier responses and help us to mitigate risk.

F.	Edwards has established a company- and mine-level grievance mechanism.

•	We recognize the RMI’s online grievance mechanism as a valid source of smelter- or mine-level grievances.

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A company-wide grievance mechanism is also available, through which our employees, suppliers and other third parties can confidentially report a violation of our policies without fear of retaliation. That grievance mechanism is available here: www.reportlineweb.com/edwards.

•	We also maintain an e-mail address (conflict_minerals@edwards.com) for suppliers and employees to ask questions and voice concerns.
REASONABLE COUNTRY OF ORIGIN INQUIRY
For the 2017 reporting period, Edwards conducted two stages of reasonable country of origin inquiry (“RCOI”), supplier and smelter, in accordance with the Conflict Minerals Rule and the OECD Due Diligence Guidance.
Supplier Scoping Process and RCOI
We designed our supplier RCOI process to identify the smelters in our supply chain and to determine whether 3TG in our in-scope products originated in a covered country. This process included the following steps:

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Developing a list of suppliers that provided us with components containing 3TG. As part of materials management, when a new supplier is to be added or a new part is to be purchased, we require the supplier to complete a survey that, among other things, requires it to provide information on the materials content of the parts to be purchased from that supplier. This information also is requested if there is a manufacturing process change, material composition change, supplier location change or change of an indirect or sub-tier supplier. For 2017, our outreach included

Exhibit 1.01

24 suppliers that we identified as having provided us with components containing 3TG.

•
Contacting each supplier and requesting a CMRT that included its smelter information. We follow up by email or phone with suppliers that do not respond to the request to complete a CMRT within a specified time frame. We have an escalation process under which internal personnel and external consultants that interact with suppliers reach out to non-responsive suppliers. For 2017, 100% of the suppliers responded to our inquiries.

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Reviewing supplier responses and CMRTs for accuracy and completeness. We follow up by email or phone with suppliers that submit an incomplete response or a response that we believe contains errors or inaccuracies, in order to improve response quality.

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Aggregating the smelters provided by our suppliers into a single list of smelters meeting the definition of a smelter under one of the three industry-recognized audit protocols and comparing the list to available smelter lists of our industry peers to gauge whether we reasonably identified the smelters in our supply chain.

Edwards’ suppliers that provided product level responses identified 110 smelters in their CMRT responses. These results are disclosed below under Smelters and Refiners and on Annex A.
Smelter RCOI
Due to the overlap between smelter RCOI and smelter due diligence, the smelter RCOI process is summarized below in the due diligence section of this Report.
DUE DILIGENCE
Edwards’ due diligence process was designed in accordance with the applicable sections of Steps 2, 3, and 4 of the OECD Due Diligence Guidance.
Smelter RCOI and Due Diligence
Edwards’ smelter RCOI and due diligence process was designed to:

•	Identify the scope of the risk assessment of the mineral supply chain;

•	Assess whether the smelters or refiners have carried out the elements of due diligence for responsible supply chains of minerals from conflict-affected and high risk areas; and

•	Where necessary, carry out, including through participation in industry-driven programs, joint spot checks at the mineral smelter/refiner’s own facilities.

Exhibit 1.01

Our smelter RCOI and due diligence process included the following steps with respect to each smelter identified in Edwards’ supply chain:

•	We directly engaged with the smelter to determine whether or not the smelter sourced from the covered countries.

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For smelters that declared directly or through their relevant industry association that they did not source from the covered countries, and were not recognized as conformant by RMI’s Responsible Minerals Assurance Process (the “RMAP”), Edwards reviewed publicly available information to determine if there was any contrary evidence to the smelter’s declaration. The sources reviewed included:

◦	Public internet search of the facility in combination with each of the covered countries;

◦	Specific NGO publications, including the Enough Project, Global Witness, Southern Africa Resource Watch, and Radio Okapi; and

◦	The most recent report of the UN Group of Experts on the Democratic Republic of the Congo.

•
For smelters that did not respond to direct engagement, Edwards reviewed the same publicly available sources to determine if there was any reason to believe that the smelter may have sourced from the covered countries during the reporting period.

•	For smelters that sourced from, or there is reason to believe they may have sourced from, the covered countries, the smelter is encouraged to be audited and recognized as conformant by the RMAP.

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For smelters that have not been audited and recognized as conformant by the RMAP, Edwards communicated the risk to a designated member of senior management and conducted risk mitigation on the smelter as described under Risk Mitigation below.

RISK MITIGATION
Edwards conducted risk mitigation on smelters that were not recognized as conformant by the RMAP and were believed to be sourcing from covered countries. The risk was reported to our Corporate Vice President, Global Supply Chain. In addition, we took the following steps during our risk mitigation process:

•	Engaged in additional outreach to suppliers that did not respond to our inquiries within the requested time frame, pursuant to our escalation process.

•	Conducted additional due diligence to determine if there was any reason to believe the smelter directly or indirectly financed or benefitted armed groups in the covered countries;

Exhibit 1.01

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Worked with internal stakeholders and relevant suppliers to provide product level information to determine whether 3TG from the specific smelter were actually in Edwards’ supply chain in the 2017 reporting period; and

•	Directly engaged with smelters to verify risk and to encourage them to be audited and recognized as conformant by the RMAP.
INDEPENDENT THIRD-PARTY AUDITS OF SUPPLY CHAIN DUE DILIGENCE
In connection with our due diligence, we utilize information made available by the RMAP concerning independent third-party audits of smelters and refiners to assess smelter and refiner due diligence and to determine whether the smelter or refiner is conformant.
REPORT ON SUPPLY CHAIN DUE DILIGENCE
We file a Form SD and a conflict minerals report with the Securities and Exchange Commission and make them available on our website. We also provided additional information on our 3TG compliance program in our most recent Sustainability Report, which is available on our website.
SMELTERS AND REFINERS
In connection with our RCOI and due diligence process, our suppliers identified to us the smelters and refiners listed on Annex A as having processed the necessary 3TG contained in our in-scope products for 2017, through their submission of product level CMRTs. The 110 smelters and refiners identified by our suppliers at the product level for the 2017 reporting period included 28 gold refiners, 1 tantalum smelters, and 81 tin smelters.
Of the 110 smelters and refiners identified by our suppliers for the 2017 reporting period, 99 smelters, or 90%, have been audited and recognized as conformant by the RMAP. One of the remaining smelters is active in the RMAP audit process and the remaining smelters are included on the Smelter Look-up tab list of the CMRT, but have not undergone a RMAP audit.
IMPROVEMENT PLAN
Edwards has taken and will continue to take the following steps to improve the due diligence conducted to further mitigate risk that the necessary 3TG in Edwards’ products could directly or indirectly benefit or finance armed groups in the covered countries:

•	Include a conflict minerals compliance clause in new and renewing supplier quality and manufacturing contracts;

•	Incorporate a conflict minerals compliance clause into the terms and conditions of standard purchase orders;

•	Continue to drive our suppliers to obtain current, accurate, and complete information about the smelters in their supply chain;

Exhibit 1.01

•	Communicate to new potentially in-scope suppliers our sourcing expectations, including through the dissemination of our Conflict Minerals Policy to them;

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Continue to communicate to suppliers that we are committed to responsible sourcing from the covered countries, and that we expect our suppliers to not embargo responsibly sourced 3TG originating from the covered countries;

•	Monitor suppliers progress toward transitioning to exclusively sourcing from conformant smelters and refiners;

•	Engage smelters sourcing from the covered countries to become audited and conformant to a protocol recognized by the RMAP; and

•	Follow up in 2018 on smelters requiring risk mitigation.
ADDITIONAL RISK FACTORS
The statements above are based on the RCOI process and due diligence performed in good faith by Edwards. These statements are based on the infrastructure and information available at the time. A number of factors could introduce errors or otherwise affect these statements.
These factors include, but are not limited to, gaps in supplier data, gaps in smelter data, errors or omissions by suppliers, errors or omissions by smelters, confusion by suppliers over requirements of the Conflict Minerals Rule, gaps in supplier education and knowledge, timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, oversights or errors in conformant smelter audits, materials sourced from the covered countries being declared secondary materials, illegally tagged conflict minerals from the covered countries being introduced into the supply chain, and smuggling of conflict minerals from the covered countries to other countries.

Exhibit 1.01

Annex A

Capitalized terms used and not otherwise defined in this Annex have the meanings set forth in the Conflict Minerals Report of which this Annex is a part.

Smelters and Refiners

In connection with our RCOI and due diligence process, our suppliers identified to us the smelters and refiners listed below as having processed the necessary 3TG contained in our in-scope products for 2017. Please see the notes that accompany the table for additional information concerning the data in the table.

Smelter and Refiner Information (1)

Metal	Name of Smelter or Refiner	Country of Location	Smelter or Refiner Status
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA	Conformant
Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	Conformant
Gold	Argor-Heraeus S.A.	SWITZERLAND	Conformant
Gold	Asahi Refining Canada Ltd.	CANADA	Conformant
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA	Conformant
Gold	CCR Refinery - Glencore Canada Corporation	CANADA	Conformant
Gold	Chimet S.p.A.	ITALY	Conformant
Gold	Heraeus Metals Hong Kong Ltd.	CHINA	Conformant
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	Conformant
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA	Conformant
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	Conformant
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	Conformant
Gold	Metalor Technologies S.A.	SWITZERLAND	Conformant
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA	Conformant
Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO	Conformant
Gold	PAMP S.A.	SWITZERLAND	Conformant
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	Conformant
Gold	Republic Metals Corporation	UNITED STATES OF AMERICA	Conformant
Gold	Royal Canadian Mint	CANADA	Conformant
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	Conformant
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	Conformant
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	Conformant

Exhibit 1.01

Gold	Umicore Brasil Ltda.	BRAZIL	Conformant
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	Conformant
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA	Conformant
Gold	Valcambi S.A.	SWITZERLAND	Conformant
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA	Conformant
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	Conformant
Tantalum	Taki Chemicals	JAPAN	Conformant
Tin	Alpha	UNITED STATES OF AMERICA	Conformant
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	Conformant
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	Conformant
Tin	China Tin Group Co., Ltd.	CHINA	Conformant
Tin	CV Ayi Jaya	INDONESIA	Conformant
Tin	CV Dua Sekawan	INDONESIA	Conformant
Tin	CV Gita Pesona	INDONESIA	Conformant
Tin	CV United Smelting	INDONESIA	Conformant
Tin	CV Venus Inti Perkasa	INDONESIA	Conformant
Tin	Dowa	JAPAN	Conformant
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	Fenix Metals	POLAND	Conformant
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA	Conformant
Tin	Gejiu Jinye Mineral Company	CHINA	Conformant
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	Conformant
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	Conformant
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	Conformant
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA	Conformant
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	Conformant
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	Conformant
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	Conformant
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA	Conformant
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL	Conformant
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	Conformant
Tin	Melt Metais e Ligas S.A.	BRAZIL	Conformant
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA	Conformant
Tin	Metallo Belgium N.V.	BELGIUM	Conformant

Exhibit 1.01

Tin	Metallo Spain S.L.U.	SPAIN	Conformant
Tin	Mineração Taboca S.A.	BRAZIL	Conformant
Tin	Minsur	PERU	Conformant
Tin	Mitsubishi Materials Corporation	JAPAN	Conformant
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	Conformant
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	Conformant
Tin	Operaciones Metalurgical S.A.	BOLIVIA (PLURINATIONAL STATE OF)	Conformant
Tin	PT Aries Kencana Sejahtera	INDONESIA	Conformant
Tin	PT Artha Cipta Langgeng	INDONESIA	Conformant
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	Conformant
Tin	PT Babel Inti Perkasa	INDONESIA	Conformant
Tin	PT Bangka Prima Tin	INDONESIA	Conformant
Tin	PT Bangka Serumpun	INDONESIA	Conformant
Tin	PT Bangka Tin Industry	INDONESIA	Conformant
Tin	PT Belitung Industri Sejahtera	INDONESIA	Conformant
Tin	PT Bukit Timah	INDONESIA	Conformant
Tin	PT DS Jaya Abadi	INDONESIA	Conformant
Tin	PT Eunindo Usaha Mandiri	INDONESIA	Conformant
Tin	PT Inti Stania Prima	INDONESIA	Conformant
Tin	PT Karimun Mining	INDONESIA	Conformant
Tin	PT Kijang Jaya Mandiri	INDONESIA	Conformant
Tin	PT Lautan Harmonis Sejahtera	INDONESIA	Conformant
Tin	PT Menara Cipta Mulia	INDONESIA	Conformant
Tin	PT Mitra Stania Prima	INDONESIA	Conformant
Tin	PT Panca Mega Persada	INDONESIA	Conformant
Tin	PT Premium Tin Indonesia	INDONESIA	Conformant
Tin	PT Prima Timah Utama	INDONESIA	Conformant
Tin	PT Refined Bangka Tin	INDONESIA	Conformant
Tin	PT Sariwiguna Binasentosa	INDONESIA	Conformant
Tin	PT Stanindo Inti Perkasa	INDONESIA	Conformant
Tin	PT Sukses Inti Makmur	INDONESIA	Conformant
Tin	PT Sumber Jaya Indah	INDONESIA	Conformant
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	Conformant
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	Conformant
Tin	PT Tinindo Inter Nusa	INDONESIA	Conformant
Tin	PT Tommy Utama	INDONESIA	Conformant
Tin	Resind Indústria e Comércio Ltda.	BRAZIL	Conformant
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA	Conformant
Tin	Soft Metais Ltda.	BRAZIL	Conformant
Tin	Thaisarco	THAILAND	Conformant
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	Conformant

Exhibit 1.01

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	Conformant
Tin	Yunnan Tin Company Limited	CHINA	Conformant
Tin	Modeltech Sdn Bhd	MALAYSIA	Active
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM	On Smelter Look-up Tab Only
Tin	CV Tiga Sekawan	INDONESIA	On Smelter Look-up Tab Only
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM	On Smelter Look-up Tab Only
Tin	Estanho de Rondônia S.A.	BRAZIL	On Smelter Look-up Tab Only
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	On Smelter Look-up Tab Only
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.	CHINA	On Smelter Look-up Tab Only
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM	On Smelter Look-up Tab Only
Tin	Pongpipat Company Limited	MYANMAR	On Smelter Look-up Tab Only
Tin	Super Ligas	BRAZIL	On Smelter Look-up Tab Only
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM	On Smelter Look-up Tab Only

(1)We note the following in connection with the information contained in the foregoing table:

(a)
The smelters and refiners listed in the table were identified by our suppliers as being part of our 2017 supply chain, through their submission of product level CMRTs. Some of our suppliers may have reported to us smelters and refiners that were not in our supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons. In addition, the smelters and refiners reflected above may not be all of the smelters and refiners in our 2017 supply chain, since: (i) we have not included smelter and refiner information that our suppliers reported to us at a “company level,” meaning that they reported to us the 3TG contained in all of their products, not just the products that they sold to us; and (ii) many of our suppliers were unable to identify all of the smelters and refiners used to process the necessary 3TG content contained in our in-scope products.

(b)	The table only includes entities that were listed as smelters or refiners by the RMI as of April 24, 2018.

(c)	Smelter or refiner status information in the table is as of April 24, 2018.

(d)
“Conformant” means that a smelter or refiner was listed as conformant with the RMAP’s assessment protocols, including through mutual recognition and those indicated as “re-audit in process.” Included smelters and refiners were not necessarily conformant for all or part of 2017 and may not continue to be conformant for any future period.

Exhibit 1.01

(e)	“Active” means that the smelter or refiner is a participant in the RMAP and has committed to undergo an audit or is participating in a cross-recognized certification program.

(f)	“On Smelter Look-up Tab Only” means that a smelter or refiner is listed on the Smelter Look-up tab of the CMRT, but is not listed as “Conformant” or “Active.”

(g)	Smelter or refiner status reflected in the table is based solely on information made publicly available by the RMI, without independent verification by us.

Country of Origin Information

The countries of origin of the 3TG processed by the Conformant smelters and refiners listed above may have included the countries listed below:

L1 – Countries that are not identified as conflict regions or plausible areas of smuggling or export from the DRC and its nine adjoining countries: Argentina, Australia, Austria, Benin, Bolivia (Plurinational State of), Brazil, Burkina Faso, Cambodia, Canada, Chile, China, Colombia, Ecuador, Eritrea, Ethiopia, France, Germany, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Japan, Kazakhstan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Myanmar, Namibia, Nicaragua, Nigeria, Panama, Peru, Portugal, Russian Federation, Senegal, Sierra Leone, Spain, Thailand, Togo, United Kingdom of Great Britain and Northern Ireland, United States of America, Uzbekistan, Viet Nam, Zimbabwe.

L2 – Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing 3TG: Mozambique and South Africa.

L3 – The DRC and its adjoining countries: Burundi, Rwanda and Uganda.

DRC – The Democratic Republic of the Congo.

Some of the listed smelters and refiners may have processed 3TG originating solely from recycled or scrap sources and others may have processed both recycled and scrap content and newly mined content from one or more of the regions indicated above.